Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this Agreement) is made on __05 May __________2022.

BETWEEN

1	Fitell Corporation, an exempted company incorporated under the laws of the Cayman Islands with company number 389499 whose registered office is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Cayman Holdco);

2	KMAS Capital and Investment Pty Ltd, a company incorporated under the laws of Australia under ABN 64613889419 whose registered office is located at 23-25 Mangrove Lane, Taren Point NSW 2229, Australia (the AU Company); and

3	SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands with company number 1915054 whose registered office is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the Selling Shareholder).

Each of the parties to this Agreement is individually referred to herein as a party and collectively as the parties.

RECITALS

A.	The Cayman Holdco is a holding company incorporated under the laws of the Cayman Islands with an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value each (the Ordinary Shares), of which into 560,001 Ordinary Shares are currently issued and outstanding as at the date hereof. The rights of the Ordinary Shares are set out in the memorandum and articles of association of the Cayman Holdco, a copy of which is attached as Schedule 1 hereto.

B.	As at the date of this Agreement, the Selling Shareholder holds 100% of the issued share capital of the AU Company, being 100 shares of the AU Company (the AU Shares).

C.	The Selling Shareholder has agreed to transfer all of the AU Shares to the Cayman Holdco in exchange for an aggregate of 6,439,999 newly issued Ordinary Shares of the Cayman Holdco (the Cayman Consideration Shares).

D.	The board of directors of each of the Cayman Holdco, the AU Company and the Selling Shareholder has determined that it is desirable to effect this plan of reorganization and share exchange.

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NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1	Interpretation

1.1	In this Agreement:

AU Shares has the meaning prescribed in the Recitals;

Business Day means any day, not being a Saturday, Sunday or public holiday, when the banks of Cayman Islands, Hong Kong and Sydney, Australia are open for business;

Cayman Consideration Shares has the meaning given in the Recitals;

Completion means completion of the transfer and issue of the shares pursuant to this Agreement;

Completion Date means ______________2022;

Encumbrance means any and all charges, liens, equities, encumbrances, claims or restrictions;

Governmental Entity means any government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign;

Laws means statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, decrees, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity;

Ordinary Shares has the meaning given in the Recitals;

Parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, in either case whether directly or indirectly through one or more companies; and

Subsidiaries means any company in relation to which the another company is its Parent Company.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

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(c)	references to Recitals and Clauses and sub-divisions of them are references to the Recitals and Clauses of this Agreement and sub-divisions of them respectively;

(d)	references to any enactment include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it;

(e)	references to a person include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(f)	a word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders;

(g)	any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

(h)	references to US$ are references to the currency of the United States of America; and

(i)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Recitals and Schedule to this Agreement form part of this Agreement.

2	Exchange of Shares

2.1	On and subject to the terms of this Agreement, the Selling Shareholder shall transfer the legal and beneficial title of all the AU Shares that it holds to Cayman Holdco on and with effect from Completion, free from all Encumbrances whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after the Completion Date).

2.2	In consideration for the transfer of the AU Shares, the Cayman Holdco shall issue the Cayman Consideration Shares, credited as fully paid, to the Selling Shareholder, free from all Encumbrances whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after the Completion Date). The Selling Shareholder agrees and consents to the entry of its registered address as its address to be recorded in the register of members of the Cayman Holdco.

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2.3	Unless otherwise agreed in writing by the Cayman Holdco and the Selling Shareholder:

(a)	all actions to be taken by the Cayman Holdco and the Selling Shareholder on Completion are inter-dependant and will be deemed to take place simultaneously; and

(b)	no delivery will be deemed to have been made until all deliveries due to be made on Completion under this Agreement have been made or waived.

3	Completion

3.1	Subject to the provisions of this Clause, Completion shall take place on the Completion Date.

3.2	On Completion, the Selling Shareholder shall deliver to the Cayman Holdco a transfer of the AU Shares, duly executed by the Selling Shareholder, in favour of the Cayman Holdco, together with the certificates (subject to Clause 3.3) for those AU Shares.

3.3	If the Selling Shareholder is unable to deliver the certificate for the AU Shares in accordance with Clause 3.2 due to the certificate being lost, stolen or destroyed, then the Selling Shareholder must deliver to the Cayman Holdco a duly executed statutory declaration in respect of that certificate stating that it has been lost, stolen or destroyed.

3.4	The AU Company shall:

(a)	on or before the Completion, hold a meeting of the directors of the Company at which resolutions are passed approving, subject to the payment of stamp duty (if any):

(i)	the registration of the transfer of the AU Shares to the Cayman Holdco;

(ii)	the cancellation of the existing share certificates for the AU Shares; and

(iii)	the issue of a new share certificate for the AU Shares in favour of the Cayman Holdco,

in each case with effect on and from Completion; and

(b)	subject to the payment of stamp duty (if any), on Completion, procure the issuance to the Cayman Holdco of the AU Shares by updating the register of members of the AU Company, reflecting that the Cayman Holdco is the registered holder of the AU Shares, cancelling the existing share certificates for the AU Shares and issuing a new share certificate for the AU Shares in favour of the Cayman Holdco.

3.5	On Completion, the Cayman Holdco shall, following compliance by the AU Company with the foregoing:

(a)	cause written resolutions of the directors of the Cayman Holdco duly passed at which the issuance and allotment of the Cayman Consideration Shares shall be approved for registration;

(b)	procure the issuance to the Selling Shareholder of the Cayman Consideration Shares by updating the register of members of the Cayman Holdco, reflecting that the Selling Shareholder is the registered holder of the Cayman Consideration Shares.

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3.6	At any time on or after the Completion Date, the Selling Shareholder shall take all reasonable steps to execute such documents, and take such further action, as the Cayman Holdco may reasonably require for the purpose of giving effect to the provisions of this Agreement.

3.7	Promptly following Completion, the Cayman Holdco must procure that the AU Company lodges such notifications with the Australian Securities and Investments Commission and any other relevant Government Entity, as required by any law and in the prescribed form, in connection with the actions taken under Clause 3.

4	Representations and Warranties of the Selling Shareholder

4.1	The Selling Shareholder hereby represent and warrant to the Cayman Holdco as of the date hereof as follows:

(a)	Good Title. The Selling Shareholder is the legal and beneficial owner of, and have good title to, the AU Shares, with the right and authority to sell and deliver the AU Shares to Cayman Holdco as provided herein. Upon delivery of any certificate or duly executed share transfer to Cayman Holdco representing the same as herein contemplated and/or upon registering of Cayman Holdco as the new owner of the AU Shares in the share register of the AU Company, Cayman Holdco will receive good title to the AU Shares, free and clear of Encumbrances.

(b)	Power and Authority. All acts required to be taken by the Selling Shareholder to enter into this Agreement and to carry out the transactions contemplated herein have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with the terms hereof.

(c)	No Conflicts. The execution and delivery of this Agreement by the Selling Shareholder and the performance by the Selling Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any Laws other than as contemplated herein; (ii) will not violate any Laws applicable to the Selling Shareholder; and (iii) will not violate or breach any contractual obligation to which the Selling Shareholder is a party.

4	Representations and Warranties of the AU Company

The AU Company hereby represent and warrant to the Cayman Holdco, as follows:

4.1	Organization, Standing and Power. The AU Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it has a place of business and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

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4.2	Capital Structure. The AU Shares constitute the whole of the issued share capital of the AU Company. No person has the right or option (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the AU Company. All the AU Shares are duly authorized, validly issued, fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the AU Shares. The AU Shares are not subject to or issued in violation of any purchase option, call option, right of first refusal, pre- emptive right, subscription right or any similar right under any provision of the applicable corporate laws of Australia, the AU Company’s constitutional documents or any agreement or contract to which the AU Company is a party or otherwise bound.

4.3	Subsidiaries. The AU Company (or its Subsidiary) is the sole legal and beneficial owner free from all Encumbrances of the issued shares in the capital of the relevant Subsidiary of which is it identified as a shareholder. All such shares are fully paid or properly credited as fully paid and there is no outstanding liability to pay any additional contributions on such shares. No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any shares or loan capital in any Subsidiary.

4.4	Authority; Execution and Delivery; Enforceability. The AU Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the AU Company of this Agreement and the consummation by the AU Company of the transactions contemplated herein have been duly authorized and approved by the board of directors of the AU Company and no other corporate proceedings on the part of the AU Company are necessary to authorize this Agreement and the transactions contemplated herein. When executed and delivered, this Agreement will be enforceable against the AU Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the AU Company is subject.

4.5	Litigation. Neither the AU Company nor any of its Subsidiaries is a not a party to any litigation, arbitration or administrative proceedings which are in progress, threatened or pending by or against or concerning it or any of its assets.

4.6	Compliance with Applicable Laws. Each of the AU Company and its Subsidiaries is in material compliance with all applicable Laws at all times.

4.7	Contracts and Title to Properties. None of AU Company or any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound. Each of the AU Company and its Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets (including, without limitation, any intellectual property rights and licences) used in the conduct of its businesses.

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5	Representations and Warranties of the Cayman Holdco

The Cayman Holdco hereby represent and warrant to each Selling Shareholder, as follows:

5.1	Good Title. Upon registering of the Selling Shareholder as the new owner of the Cayman Consideration Shares in the share register of the Cayman Holdco, the Selling Shareholder will receive good title to the Cayman Consideration Shares, free and clear of Encumbrances.

5.2	Organization, Standing and Power. The Cayman Holdco is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

5.3	Capital Structure. The authorized share capital of the Cayman Holdco is US$50,000 comprising of 500,000,000 Ordinary Shares, of which 560,001 Ordinary Shares have been issued. No other shares or other voting securities of the Cayman Holdco are issued, reserved for issuance or outstanding. All outstanding share(s) of the Cayman Holdco are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the laws and regulations of the Cayman Islands, the Cayman Holdco’s constitutional documents, or any agreement or contract to which the Cayman Holdco is a party or otherwise bound.

5.4	Authority; Execution and Delivery; Enforceability. The Cayman Holdco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the Cayman Holdco of this Agreement and the consummation by the Cayman Holdco of the transactions contemplated herein have been duly authorized and approved by the board of directors of the Cayman Holdco and no other corporate proceedings on the part of the Cayman Holdco are necessary to authorize this Agreement and the transactions contemplated herein. When executed and delivered, this Agreement will be enforceable against the Cayman Holdco in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Cayman Holdco is subject.

5.5	Litigation. The Cayman Holdco is a not a party to any litigation, arbitration or administrative proceedings which are in progress, threatened or pending by or against or concerning it or any of its assets.

5.6	Compliance with Applicable Laws. The Cayman Holdco is in material compliance with all applicable Laws.

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6	Costs

6.1	Subject to Clause 7.2 and except as otherwise provided in this Agreement, the AU Company shall be responsible for its own and Cayman Holdco’s costs, charges and other expenses (including those of its Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement and the other Transaction Documents (including any notarisation and/or registration fees if applicable) and the Selling Shareholder shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement and the other Transaction Documents (including any notarisation and/or registration fees if applicable).

6.2	Any stamp duty or other transfer taxes (including interest and penalties) payable in respect of the transfer of the AU Shares shall be borne by the Selling Shareholder.

7	Notices

7.1	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail/first class/registered post addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)	posted, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)	sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

7.2	For the purposes of this Clause the authorised address of (i) the Cayman Holdco, the AU Company and the Selling Shareholder shall be the address set out at the heading of this Agreement, or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause.

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8	Severance

8.1	If any provision of this agreement is held to be illegal, invalid or unenforceable under the laws of any jurisdiction:

(a)	the legality, validity and enforceability of the remainder of this Agreement shall not be affected;

(b)	the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected;

(c)	such illegal, void or unenforceable provision shall be deemed to be severable from any other provision of this Agreement; and

(d)	the parties shall negotiate in good faith to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

8.2	Without derogating from the preceding clause, the parties agree to negotiate in good faith the terms of an alternative provision in the relevant jurisdiction in place of the deleted provision.

9	Waiver

9.1	A waiver of any right, power, or remedy under this agreement must be in writing signed by the party granting it. It may be given subject to any conditions the grantor thinks fit. The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement does not amount to a waiver.

9.2	A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

10	Entire agreement and variation

10.1	This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

10.2	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

11	Miscellaneous

11.1	Each of the parties hereto shall execute and deliver all such instruments and other documents and take all such actions as are reasonably required in order to give full effect to the provisions of this Agreement.

11.2	This Agreement may not be assigned by either party without the written consent of the other.

11.3	This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same document.

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12	Third Party Rights

12.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, 2014, as amended, modified, re-enacted or replaced, to enforce directly any term of this Agreement. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.

13	Governing law and jurisdiction

13.1	This Agreement is governed by the law of the Cayman Islands.

13.2	The parties submit to the non-exclusive jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this agreement. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

CAYMAN HOLDCO:

For and on behalf of
Fitell Corporation

By:	/s/ JIETING ZHAO
Name:	JIETING ZHAO
Title:	Director

AU COMPANY:

For and on behalf of
KMAS Capital and Investment Pty Ltd
in accordance with section 127 of the Corporations Act 2001 (Cth)

By the sole director:	/s/ Ms.Jieting Zhao
Name:	Ms.Jieting Zhao
Title:	Director

SELLING SHAREHOLDER:

For and on behalf of
SKMA Capital and Investment Ltd

By:	/s/ JIETING ZHAO
Name:	JIETING ZHAO
Title:	DIRECTOR

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SCHEDULE 1

MEMORANDUM AND ARTICLES OF ASSOCIATION OF CAYMAN HOLDCO

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